EXHIBIT 99.1

August 17, 2006	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES SECOND QUARTER FISCAL 2006 RESULTS
THOMASVILLE, GA—Flowers Foods (NYSE: FLO) today reported sales of $445.8 million for its 12-week second quarter ended July 15, 2006, a 10.0% increase over the $405.3 million reported for the second quarter last year. Net income for the quarter was $19.7 million, an increase of 11.7% over the $17.7 million reported for the second quarter of 2005. Diluted net income per share from continuing operations was $.32, an increase of 14.3% over the $.28 per share reported for the second quarter of 2005.
     Sales for the 28-week period ended July 15, 2006, were $1.009 billion, a 10.8% increase over the $911.3 million reported for the comparable 28-week period last year. Net income for the 28-weeks was $42.6 million, an increase of 13.2% over the $37.7 million reported for the comparable period of 2005. Income from continuing operations before cumulative effect of a change in accounting principle was $42.0 million, an increase of 11.5% over the $37.7 million reported for the comparable 28-week period last year. Diluted net income per share from continuing operations before cumulative effect of a change in accounting principle was $.68, an increase of 17.2% over the $.58 per share reported for the 28-week period of 2005.
     “Flowers Foods’ performance was solid this quarter, reflecting the strength of our bakeries, brands, and our team,” commented George E. Deese, chairman of the board, CEO, and president. “Sales of Nature’s Own Whitewheat breads increased by double digits as did sales of core Nature’s Own breads, contributing to the good results reported for the Bakeries Group. Our direct-store-delivery (DSD) territory expansion continued as we entered new markets in Ohio. Both fresh and frozen foodservice sales experienced solid growth. Results for the Specialty Group again were impacted by challenges arising from the shift from contract production to branded retail snack cakes.”
     Deese noted the integration of Derst Baking Company, which was acquired in February 2006, continues as planned. Derst and Royal Cake Company, acquired in September 2005, contributed $15.1 million, or 3.7% of the quarter’s sales increase. The company began production on its new lines in Villa Rica, Ga., and Newton, N.C., during the quarter.
     The sales increase of 10.0% in the second quarter resulted from favorable pricing of 6.4% and a positive mix shift of 5.0%, offset slightly by a volume decline of 1.4% due to a decline in units. During the quarter, Bakeries Group sales increased 12.0% due to a volume increase of 6.4%, favorable pricing of 4.9%, and a 0.7% favorable product mix shift. The volume growth was driven by branded white bread, including Nature’s Own Whitewheat, and Nature’s Own soft variety bread. Flowers Specialty sales increased 2.3%, driven by favorable pricing of 10.1% and a positive mix shift of 5.4%. These increases were negatively impacted by a 13.2% volume decline in the quarter due to the planned loss of contract production for certain customers.
     Gross margin declined to 49.7% of sales from 50.0% in the prior year’s quarter. This decline was primarily due to the start-up costs for two new production lines at Flowers Bakeries and the effect of discontinued contract snack cake production at Flowers Specialty. Costs associated with the introduction of a new product for a Flowers Specialty foodservice customer also negatively impacted margins. These negative items were partially offset by pricing gains, lower ingredient and packaging costs, and income from the insurance recovery related to Hurricane Katrina.
     Selling, marketing and administrative expenses as a percentage of sales for the second quarter was 39.5% compared with 40.2% in the prior year’s second quarter. The decrease for the quarter was due to increased sales, lower pension and advertising expense, and income from the insurance recovery. These improvements were partially offset by increased distribution expense in the Specialty Group due to higher fuel costs and the continued shift from contract production to branded retail sales, which increases the company’s distribution costs.
     During the second quarter, the company received insurance proceeds of $1.7 million for losses related to Hurricane Katrina. Approximately $1.0 million of the proceeds were applied to material, supplies, labor, and other production costs. The remaining $0.7 million was recorded in selling, marketing, and administrative expenses. The majority of the proceeds related to business interruption expense in the first quarter of 2006. The net effect on the 28-weeks in 2006 is earnings neutral.
     Depreciation and amortization expense for the quarter was relatively flat as a percentage of sales quarter to quarter. Net interest income for the quarter was relatively unchanged at $1.3 million as compared to the second quarter last year. The effective tax rate for continuing operations for the quarter was 36.3%. This includes approximately $314,000 that relates to a deferred tax benefit for changes in certain state laws. The company estimates its full year tax rate to be approximately 37.0%.
     During the second quarter, the company acquired 327,400 shares of its common stock for $9.1 million, an average of $27.90 per share. Since inception of the stock repurchase plan and through the second quarter of fiscal 2006, the company has acquired 10.9 million shares of its common stock totaling $223.6 million, an average of $20.56 per share. The plan authorizes the company to repurchase up to 15.3 million shares of common stock.
     Cash flow from operations remained strong at $28.1 million for the quarter. “Our business continues to generate good cash flow, which allows us to continue investing in the company to build value for our shareholders,” said Deese.

     The company slightly narrowed its earnings guidance for fiscal 2006 and now anticipates sales growth of 9.6% to 10.4%, or $1.880 billion to $1.895 billion. Income from continuing operations before cumulative effect of a change in accounting principle is expected to be 3.6% to 4.0% of sales, or $69.0 million to $74.0 million. With approximately 62.0 million shares outstanding, income per share from continuing operations before cumulative effect of a change in accounting principle is expected to be $1.11 to $1.19, an increase of 12% to 20% over fiscal 2005. The guidance includes an approximate $.05 to $.06 effect for the year related to the adoption of FAS123(R), “Stock Based Compensation.” Capital spending in fiscal 2006 is estimated to be $58 million to $63 million, reflecting the company’s production capacity expansion to meet the demands of the market.
     The board of directors will consider the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.
     Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) August 17, 2006. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s website.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 37 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Contact:

Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266
Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week	For the 28 - Week	For the 28 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 15, 2006	July 16, 2005	July 15, 2006	July 16, 2005
Sales	$445,772	$405,300	$1,009,385	$911,340
Materials, supplies, labor and other production costs	224,025	202,511	503,360	455,275
Selling, marketing and administrative expenses	176,016	163,024	406,795	367,015
Depreciation and amortization	15,113	13,427	33,939	31,167
Gain on insurance recovery	0	0	(654)	0
Other income	0	(1,591)	0	(1,591)

Income from continuing operations before interest, income taxes, minority interest and cumulative effect of a change in accounting principle (EBIT)	30,618	27,929	65,945	59,474
Interest income, net	1,286	1,396	2,807	3,493

Income from continuing operations before income taxes, minority interest and cumulative effect of a change in accounting principle (EBT)	31,904	29,325	68,752	62,967
Income tax expense	11,566	10,843	25,335	24,113

Income from continuing operations before minority interest and cumulative effect of a change in accounting principle	20,338	18,482	43,417	38,854
Minority interest in variable interest entity	(614)	(825)	(1,433)	(1,200)

Income from continuing operations before cumulative effect of a change in accounting principle	19,724	17,657	41,984	37,654
Income from discontinued operations, net of tax	0	0	1,222	0

Income before cumulative effect of a change in accounting principle	19,724	17,657	43,206	37,654
Cumulative effect of a change in accounting principle, net of tax	0	0	(568)	0

Net income	$19,724	$17,657	$42,638	$37,654

Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principle	$0.32	$0.28	$0.68	$0.58
Income from discontinued operations	0.00	0.00	0.02	0.00
Cumulative effect of a change in accounting principle	0.00	0.00	(0.01)	0.00

Net income	$0.32	$0.28	$0.69	$0.58

Diluted weighted average shares outstanding	62,008	62,705	61,992	64,488

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 28 - Week	For the 28 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 15, 2006	July 16, 2005	July 15, 2006	July 16, 2005
Sales:
Flowers Bakeries Group	$358,462	$319,929	$808,077	$716,603
Flowers Specialty Group	87,310	85,371	201,308	194,737

	$445,772	$405,300	$1,009,385	$911,340

EBITDA from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$44,234	$39,278	$97,997	$83,282
Flowers Specialty Group	6,766	8,719	15,784	21,646
Flowers Foods	(5,269)	(6,641)	(13,897)	(14,287)

	$45,731	$41,356	$99,884	$90,641

Depreciation and Amortization:
Flowers Bakeries Group	$12,113	$10,627	$26,991	$25,020
Flowers Specialty Group	3,030	2,752	7,070	6,095
Flowers Foods	(30)	48	(122)	52

	$15,113	$13,427	$33,939	$31,167

EBIT from Continuing Operations Before Cumulative Effect of a Change in Accounting Principle:
Flowers Bakeries Group	$32,121	$28,651	$71,006	$58,262
Flowers Specialty Group	3,736	5,967	8,714	15,551
Flowers Foods	(5,239)	(6,689)	(13,775)	(14,339)

	$30,618	$27,929	$65,945	$59,474

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

July 15, 2006
Assets
Cash and Cash Equivalents	$17,644
Other Current Assets	233,843
Property, Plant & Equipment, net	464,356
Distributor Notes Receivable (includes $9,337 current portion)	80,749
Other Assets	28,978
Cost in Excess of Net Tangible Assets, net	101,444

Total Assets	$927,014

Liabilities and Stockholders’ Equity
Current Liabilities	$173,610
Bank Debt	56,400
Other Debt and Capital Leases (includes $4,942 current portion)	35,474
Other Liabilities	95,427
Minority Interest in Variable Interest Entity	5,359
Common Stockholders’ Equity	560,744

Total Liabilities and Stockholders’ Equity	$927,014

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 28 - Week
	Period Ended	Period Ended
	July 15, 2006	July 15, 2006
Cash flows from operating activities:
Net income	$19,724	$42,638
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	15,113	33,939
Minority interest in variable interest entity	614	1,433
Pension contributions	0	(14,000)
Cumulative effect of a change in accounting principle (SFAS 123R)	0	930
Stock compensation	1,884	5,054
Changes in assets and liabilities	(9,257)	3,874

Net cash provided by operating activities	28,078	73,868

Cash flows from investing activities:
Purchase of property, plant and equipment	(17,098)	(32,296)
Acquisitions, net of cash acquired	(9)	(887)
Other	(48)	(3,902)

Net cash disbursed for investing activities	(17,155)	(37,085)

Cash flows from financing activities:
Dividends paid	(7,668)	(13,850)
Stock options exercised	633	5,981
Income tax benefit related to stock options exercised	947	8,132
Stock repurchases	(9,134)	(40,162)
Decrease in book overdraft	3,933	751
Proceeds from debt borrowings	109,600	216,300
Debt and capital lease obligation payments	(106,981)	(207,292)

Net cash disbursed for financing activities	(8,670)	(30,140)

Net increase in cash and cash equivalents	2,253	6,643
Cash and cash equivalents at beginning of period	15,391	11,001

Cash and cash equivalents at end of period	$17,644	$17,644